SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2006

Toys “R” Us, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Geoffrey Way

Wayne, New Jersey 07470

(Address of principal executive offices)

Registrant’s telephone number, including area of service (973) 617-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.    Entry Into A Material Definitive Agreement.

On December 1, 2006, Toys “R” Us-Delaware, Inc. (“Toys-Delaware”), a subsidiary of Toys “R” Us, Inc. (the “Company”), entered into an unsecured credit facility with a syndicate of financial institutions and other lenders (the “Unsecured Credit Facility”). The syndicate includes affiliates of Vornado Realty Trust and Kohlberg Kravis Roberts & Co., L.P., indirect equity owners of the Company. The initial borrowings of $181 million were used to consummate the Tender Offer (as defined below) and pay related expenses. The Unsecured Credit Facility consists of a $181 million term loan. The term loan matures on January 19, 2013. The term loan bears interest equal to LIBOR plus 5.00% per annum, or at the option of Toys-Delaware, prime plus 4.00% per annum. In addition, obligations under the Unsecured Credit Facility are guaranteed by substantially all domestic subsidiaries of Toys-Delaware. The Unsecured Credit Facility contains customary covenants, including, among other things, covenants that restrict the ability of Toys-Delaware and certain of its subsidiaries to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations. If an event of default under the Unsecured Credit Facility occurs and is continuing, the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.

ITEM 8.01    Other Information

On December 1, 2006, Toys-Delaware completed its previously announced cash tender offer (the “Tender Offer”) to purchase any and all of the $200,000,000 in aggregate principal amount outstanding of the 8 3/4% Debentures due September 1, 2021, as well as a related consent solicitation to amend the indenture governing the Debentures (the “Consent Solicitation”). Toys-Delaware received tenders from the holders of $178,327,000 (or approximately 89.2%) of the outstanding Debentures in the Tender Offer. Toys-Delaware issued a press release announcing the completion of the Tender Offer and Consent Solicitation on December 1, 2006, a copy of which is furnished as Exhibit 99.1.

ITEM 9.01    Exhibits

(c)	Exhibits

Exhibit No.	Exhibit Description

99.1	Press Release dated December 1, 2006

Signature

Pursuant to the requirements of the Securities Exchange Act of l934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOYS “R” US, INC.
(Registrant)

Date: December 1, 2006	By:	/s/ F. Clay Creasey, Jr.
	Name:	F. Clay Creasey, Jr.
	Title:	Executive Vice President – Chief Financial Officer

3